EXHIBIT 3.1

CERTIFICATE OF

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FIRST MUTUAL BANCSHARES, INC.

Pursuant to the provisions of RCW 23B.I0.070 of the Washington Business Corporation Act, First Mutual Bancshares, Inc., a Washington corporation (the "Company") hereby certifies that it has amended and restated its articles of incorporation:

FIRST:	The name of the Company is:

First Mutual Bancshares, Inc.

SECOND:            The Amended and Restated Articles of Incorporation, a~ recommended to the shareholders by the board of directors is hereby adopted by the Company and supersede the Articles of Incorporation of the Company and contain amendments to the Articles of Incorporation as follows:

The Articles of Incorporation are amended to read in their entirety as set forth in the Amended and Restated Articles of Incorporation, attached hereto as Exhibit A.

The amendments do not provide for an exchange, reclassification or cancellation of any issued shares.

THIRD:               The foregoing amendments to the Articles of Incorporation were duly approved and adopted on the 27th day of January, 2005 by the board of directors and were dilly approved and adopted on the 28th day of April, 2005 by the shareholders of the Company in accordance with the provisions ofRCW 23B.l 0.030 and RCW 23B.l 0.040.

FOURTH:	The Restated Articles oflncorporation are attached hereto.

DATED this 26th day of May, 2005.

FIRST MUTUAL BANCSHARES, INC.

By:	/s/ John R. Valaas
John R. Valaas, President & CEO

Exhibit A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FIRST MUTUAL BANCSHARES, INC.

ARTICLE I. The name of the corporation shall be First Mutual Bancshares, Inc. (the "Corporation").

ARTICLE II. The principal office of the Corporation shall be located in the City of Bellevue, County of King, State of Washington.

ARTICLE III. The nature of the business and the objects and purposes to be transacted, promoted or carried on by the Corporation are to engage in any lawful business for which a corporation may be incorporated under Title 23B, RCW as now in existence or as such laws may hereafter be amended.

ARTICLE IV. The total number of shares of all classes of capital stock which the Corporation has authority to issue is 40,000,000, of which 30,000,000 shall be common stock, par value $1.00 per share, and 10,000,000 shall be serial preferred stock, par value $1.00 per share. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the stated value per share. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable. Upon authorization by the board of directors, the Corporation may issue its own shares in exchange for or in conversion of its outstanding shares or distribute its own shares, pro rata to its shareholders or the shareholders of one or more classes or series, to effectuate stock dividends or splits, and any such transaction shall not require consideration. Nothing contained herein shall entitle the holders of any class or series of capital stock to vote as a separate class or series. A description of the different classes and series of the Corporation's capital stock is as follows:

Common Stock.  Except as provided herein, the holders Qf the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, and there shall be no right to cumulate votes for the election of directors or for any other purpose.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends; but only when and as declared by the board of directors.

In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of any class having preferences over the common stock in the event of liquidation, dissolution or winding up, of the full preferential amounts of which they are respectively entitled, the holders of the common stock, and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall be entitled after payment or provision for payment of all debts and liabilities of the Corporation to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

Serial Preferred Stock.  The board of directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of shares of preferred stock in one or more series, at such time or times and for such consideration or considerations as the board of directors may determine. Each series shall be so designated to distinguish its shares from the shares of all other series and classes. All shares of a series of preferred stock shall have preferences, limitations, and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the articles of amendment adopted by the board of directors creating the series and filed with the Washington Secretary of State in accordance with the Washington Business Corporation Act, of those of other series of the same class. Except as may otherwise be provided in these Articles of Incorporation, different series of preferred stock shall not be construed to constitute different classes of shares for the purpose of voting by classes. The authority of the board of directors with respect to each such series shall include, without limitation of the foregoing, determination of the following and adoption of the articles of amendment providing for the following:

a.	The distinctive serial designation and the number of shares constituting such series;

b.

The dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment or dates for dividends, and the participation or other special rights, if any, with respect to dividends;

c.	The voting powers, full or limited, if any, of shares of such series;

d.	Whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

e.	The amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

f.

Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

g.

Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

h.	The price or other consideration for which the shares of such series shall be issued; and

i.

Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other serial preferred stock.

Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all other shares of the same series.

ARTICLE V. Holders of the capital stock of the Corporation shall not be entitled to preemptive rights with respect to any shares of the Corporation which may be issued.

ARTICLE VI. A majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy shall constitute a quorum at a meeting of stockholders. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

ARTICLE VII. The number of directors may be fixed, from time to time, by the affirmative vote of at least three-fourths of the entire board of directors or by action of the shareholders of the Corporation. Commencing as of the effective date of the adoption by the shareholders of this Article VII, the directors shall be classified in respect to the time for which they shall severally hold office, by dividing them into three classes. The number of directors in each class shall be as nearly equal as possible. At a meeting of the shareholders, the initial directors of the first class shall be elected for a term of one year, the initial directors of the second class shall be elected for a term of two years and the initial directors of the third class shall be elected for a term of three years. Thereafter, at each annual election, any vacancy in any class of directors may be filled and successors to the class of directors whose terms shall expire that year shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire in each year. In the event the number of directors is increased, the additional directors may be elected by the board of directors to a class or classes of directors with terms expiring in three years or less in order to maintain proportionate equality between the classes. Any decrease in the number of directors shall be effective at the time of the next succeeding annual meeting of shareholders unless there shall be vacancies in the board of directors, in which case such decrease may become effective at any time prior to the next succeeding annual meeting to the extent of the number of such vacancies. Directors need not be shareholders. Except as otherwise provided by statute or these Articles or the Corporation's Bylaws, the directors shall be elected at the annual meeting of shareholders. Each director shall hold office until the expiration of the term for which he or she is elected and until his or her successor has been elected and qualified, or until his or her prior resignation or removal, as hereinafter provided in the Bylaws.

ARTICLE VIII. The registered office of the Corporation shall be located at 400 108th Avenue N.E., Bellevue, Washington 98004.

ARTICLE IX. No amendment to these articles of incorporation shall be made, unless such is first proposed by the board of directors and approved by the stockholders by at least two-thirds of the total votes eligible to be cast at a lawful meeting.

ARTICLE X. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, except for:

a.	Acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

b.	Conduct violating RCW 23B.08.31 0; or

c.	Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

If the Washington Business Corporation Act (RCW 23B) is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by either such title, as so amended. Any repeal or modification of the foregoing paragraph by the Corporation or its shareholders shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE XI. The Corporation shall indemnify its directors and officers to the fullest extent permitted by the Washington Business Corporation Act (RCW 23B) now or hereafter in force. However, such indemnity shall not apply on account of:

a.	Acts or omissions of the director or officer [mally adjudged to be intentional misconduct or a knowing violation of law;

b.	Conduct of the director or officer [mally adjudged to be in violation of RCW 23B.08.31 0; or

c.

Any transaction with respect to which it was finally adjudged that such director or officer personally received a benefit in money, property or services to which the director was not legally entitled. The Corporation shall advance expenses for such persons pursuant to the terms set forth in the Bylaws, or any separate directors resolution or contract.

This Article is not a limitation upon the indemnity provisions in the Corporation's Bylaws.

The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. It is expressly empowered to adopt, approve, and amend from time to time, such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such Bylaws, resolutions, contracts or further arrangements shall include, but not be limited to, implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

No amendment or repeal of this Article shall apply to, or have any effect on, any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

DATED this 26th day of May, 2005.

FIRST MUTUAL BANCSHARES, INC.

By:	/s/ John R. Valaas
John R. Valaas, President & CEO